Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”), entered into and effective as of January 31, 2022, is made to that Agreement and Plan of Merger, dated as of July 18, 2021, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of December 26, 2021 (as so amended, the “Merger Agreement”), by and among ECP Environmental Growth Opportunities Corp., a Delaware corporation (“Acquiror”), ENNV Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Acquiror (“Merger Sub”), and Fast Radius, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Sub, and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WITNESSETH:

WHEREAS, Section 12.11 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed by each of the Parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement; and

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendments:

(a) The definition of the term “Base Purchase Price” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Base Purchase Price” means seven hundred fifty million Dollars ($750,000,000.00).”

(b) Section 2.3(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall occur by electronic exchange of documents at a time and date to be specified in writing by the parties to this Agreement, which shall be no later than the date which is two (2) Business Days after the date on which the condition specified in Section 10.1(a) has been satisfied; provided that all other conditions set forth in Article X shall have been satisfied or waived as of such date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or such other time, date and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(c) The reference to “one hundred million (100,000,000)” in Section 3.1(e) of the Merger Agreement is hereby replaced with a reference to “seventy-five million (75,000,000)”.

2. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement. From and after the execution of this Amendment by the parties hereto, references to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” and words of like import referring to the Merger Agreement shall be deemed references to the Merger Agreement as amended by this Amendment.

3. Full Force and Effect. Except as expressly amended by this Amendment, each term, provision, exhibit and schedule of the Merger Agreement is hereby ratified and confirmed and remains in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the parties hereto.

4. Additional Miscellaneous Terms. The provisions of Article XII of the Merger Agreement are hereby incorporated by reference and shall apply mutatis mutandis to this Amendment as if set forth at length herein, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby. For the avoidance of doubt, this Amendment and the Merger Agreement, as amended pursuant to this Amendment, and the Ancillary Agreements set forth the entire understanding of the Parties with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by the documents and agreements referred to in this section.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ECP ENVIRONMENTAL GROWTH OPPORTUNITIES CORP.

By:	/s/ Tyler Reeder
Name: Tyler Reeder
Title: President and Chief Executive Officer

ENNV MERGER SUB, INC.

By:	/s/ Tyler Reeder
Name: Tyler Reeder
Title: President

FAST RADIUS INC.

By:	/s/ Louis Rassey
Name: Louis Rassey
Title: Chief Executive Officer